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                                           PRESS RELEASE
                                           Contact: Dennis Beaulieu 603-640-2206





                            WHITE MOUNTAINS ANNOUNCES
                         MANAGEMENT CHANGES AT OneBeacon

(HAMILTON, Bermuda- June 8, 2001)--Today, White Mountains announced management changes at its principal subsidiary, the newly renamed OneBeacon Insurance Group. Ray Barrette has been elected Managing Director and CEO, replacing Robert Gowdy who retires June 30th, and Jack Byrne becomes OneBeacon's Chairman. Barrette and Byrne, until recently President and Chairman of White Mountains Insurance Group, Ltd., respectively, led the purchase of the company from CGNU plc. The sale was completed on June 1.

Jack Byrne said, "Bob Gowdy is a true insurance professional who would have honored us had he agreed to remain as Chairman. We wish him and his wife Pat happiness and Godspeed. I am thrilled with the leadership team Ray has put in place."

Rich Banas, Vince Brazauskas, Larry Haefner, Dick Jordan, Roger Singer and John Weber, all old hands from CGU, were elected Managing Directors. John Cavoores, Morgan Davis and James Ritchie, formerly Managing Directors at White Mountains Insurance Group and its subsidiaries, have assumed similar roles at OneBeacon. Jack Doyle, Charles Fitzpatrick, Jan Kwasniak, David Ladd, and David Miller will also leave the company.

Adds Ray Barrette, "We are anxious to take this proud, old company forward. I have been impressed by the enthusiastic welcome we've received from our employees, and look forward to meeting OneBeacon agents. Together, we will focus on what we do best - underwriting personal and small-medium commercial accounts through independent agents committed to being our true partners."

OneBeacon Insurance Group is headquartered in Boston, MA and operates through insurance companies licensed in all 50 states. Its operations span 13 regions across the U.S. and focus on property/casualty insurance business. OneBeacon sells exclusively through a network of independent insurance agents. 2000 revenues were $4.4 billion and its current A.M. Best rating is A (excellent).


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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers,
(ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position and (iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.







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Corporate Headquarters:                    Executive Offices:
White Mountains Insurance Group, Ltd.      White Mountains Insurance Group, Ltd.
12 Church Street, Suite 322                80 South Main Street, Hanover,  NH   03755
Hamilton,  HM 11   Bermuda                 Ph:  603-643-1567   --   Fax:  603-643-4562
Ph: 441-296-6011 --  Fax: 441-296-9904     www.whitemountains.com
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